EXHIBIT 23
Consent of the Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-156333, 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, 333-121418, 333-130619 and Form S-3 No. 333-136253) of FedEx Corporation and in the related Prospectuses of our reports dated July 10, 2009, with respect to the consolidated financial statements and schedule of FedEx Corporation, and the effectiveness of internal control over financial reporting of FedEx Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2009.

/s/ Ernst & Young LLP
Memphis, Tennessee
July 14, 2009